SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

PALM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Filed by Palm, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934

EXPLANATORY NOTE

Palm, Inc., a Delaware corporation (“Palm”), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on July 26, 2002 in connection with the solicitation of proxies approving a proposal regarding a reverse stock split of Palm’s common stock at the 2002 Annual Meeting of Stockholders.

CONTACTS:

Jim Christensen, media relations
Jim.Christensen@corp.palm.com
408.878.2592

Jimmy Johnson, investor relations
Jimmy.Johnson@corp.palm.com
408.878.2771

Palm Board of Directors Approves a Reverse Stock Split

SANTA CLARA, Calif., July 26, 2002—The Board of Directors of Palm, Inc. (Nasdaq: PALM) today unanimously approved and recommended to shareholders a proposal that would give the Board of Directors authority to effect a reverse stock split of Palm’s common stock. The reverse stock split proposal will be submitted to shareholders at Palm’s October 1, 2002 annual meeting. An affirmative vote by shareholders will permit the Palm Board of Directors to choose to effect a split at a ratio with the range from one-for-ten to one-for twenty and implement the reverse stock split at any time prior to April 1, 2003.

Palm believes the ability to effect a reverse stock split will help position Palm for the impending separation of PalmSource, which will complete a positive restructuring and strategy clarification of Palm. On January 21, 2002 Palm announced that it had completed the formation of the Palm OS(R) subsidiary PalmSource, Inc., providing a complete internal separation of Palm’s handheld and operating system platform businesses.

“Having the flexibility to effect a reverse stock split is another step toward creating two independent, well capitalized companies—each a leader in its business,” said Eric Benhamou, Palm chairman and chief executive officer.

As of May 31, Palm had approximately 579.2 million shares of common stock outstanding.

Additional Information and Where to Find It

Palm has filed a preliminary proxy statement regarding the reverse stock split proposal, and it intends to mail a definitive proxy statement to its shareholders regarding the proposal. Investors and shareholders of Palm are urged to read the definitive proxy statement when it becomes available because it will contain important information about Palm and the reverse stock split proposal. Investors and shareholders may obtain a free copy of the definitive proxy statement (when it is available) and all of Palm’s annual, quarterly and special reports at the SEC’s web site at WWW.SEC.GOV. A free copy of the definitive proxy statement and all of Palm’s annual, quarterly and special reports may also be obtained from Palm. Palm and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Palm’s shareholders in favor of the reverse stock split proposal. Information regarding the security ownership and other interests of Palm’s executive officers and directors will be included in the definitive proxy statement.

Cautionary Note Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding the following: the timing and positive effects of the separation of PalmSource, Inc.; the positive effects of a reverse stock split; and the effects of a decision by the Board of Directors whether to effect a reverse stock split. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Palm’s most recent filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 1, 2002 filed on April 15, 2002. Palm undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Palm, Inc.

Information about Palm, Inc. is available at http://www.palm.com/aboutpalm.

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Palm OS is a registered trademark and Palm is a trademark for Palm, Inc. Other brands may be trademarks of their respective owners.